EXHIBIT 10(r)
CHANGE IN CONTROL AGREEMENT
     This Change in Control Agreement (this “Agreement”) between SAGA COMMUNICATIONS, INC. (the “Corporation”) and the undersigned executive (“Executive”) is effective on the date set forth following the parties’ signatures below.
RECITALS
     Executive is a valued member of the Corporation’s management team. The Corporation desires to furnish Executive with a payment in the event of a Change in Control, subject to the terms and conditions set forth in this Agreement.
     The Corporation and Executive agree as follows:
     1. Change in Control Definition. For the purpose of this Agreement, “Change in Control” shall mean the occurrence, subsequent to the effective date of this Agreement, of any of the following:
     (a) Any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Edward K. Christian, the Corporation, any trustee or other fiduciary holding Corporation common stock under an employee benefit plan of the Corporation or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation’s common stock, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than thirty percent (30%) of the combined voting power of the Corporation’s then outstanding securities and Edward K. Christian ceases to be the Chairman and Chief Executive Officer of the Corporation;
     (b) The consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or
     (c) The approval of the stockholders of the Corporation of a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of its assets.
     2. Change in Control Payment. The Corporation shall pay Executive a lump sum payment (the “Change in Control Payment”) within forty-five (45) days after the consummation of a Change in Control. Notwithstanding the previous sentence, if Executive is furnished with the notice under Section 4 of this Agreement, the time of the Change in Control Payment and conditions of such payment shall be governed by Section 4. The Change in Control Payment shall be calculated at one and one-half (1.5) times the average of Executive’s last three (3) full calendar years of Cash Compensation. “Cash Compensation” means the total of Executive’s base salary and any annual cash bonus paid. The change in Control Payment shall be due only upon consummation of the first Change in Control following the effective date of this Agreement and not upon any subsequent Change in Control. In the event that the Change in Control Payment would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and the Change in Control Payment would be subject to the excise tax imposed by Section 4999 of such Code, the Corporation shall pay Executive an additional amount such that the net amount retained by Executive, after deduction of such excise tax on the Change in Control Payment and any federal, state and local income tax and payroll tax on the additional amount paid, but before deduction for any federal, state and local income tax and payroll tax on the Change in Control Payment, shall be equal to the Change in Control Payment. The good faith opinion of the Corporation’s independent certified public accountants, appointed prior to the Change in Control, that the Change in Control Payment is not a “parachute payment” or is not subject to such excise tax, shall be conclusive. The Corporation shall bear the cost of any such opinion by such accountant.
     3. Termination of Employment. If Executive’s employment is terminated by the Corporation without Cause within six (6) months prior to the consummation of a Change in Control, then Executive shall be paid the Change in Control Payment at the time set forth in Section 2. For the purpose of this Agreement, “Cause” means (a) willful dishonesty involving the Corporation, excluding good faith expense account disputes, (b) conviction of or entering of a no contest plea to a felony or other crime involving material dishonesty or moral turpitude, (c) material failure or refusal to perform Executive’s duties or other lawful directive from the Corporation’s CEO or Board of Directors which is not cured by the Executive within ten (10) days after receipt by Executive of a written notice from the Corporation specifying the details thereof, (d) willful violation by Executive of the Corporation’s lawful policies or of Executive’s fiduciary duties, which violation is not cured by the Executive within ten (10) days after receipt by Executive of a written notice from the Corporation specifying the details thereof, (e) Executive’s willful violation of the Corporation’s published business conduct guidelines, code of ethics, conflict of interest or similar policies or (f) illegal drug or substance abuse or addiction by Executive which is not protected by law.
     Except as set forth in this Section 3, Executive shall not be paid the Change in Control Payment unless Executive is employed with the Corporation at the time that the Change in Control is consummated.
     4. Condition of Continued Employment. In the event of a Change in Control (other than the approval of a plan of liquidation described in Section 1(c)), the Corporation (or surviving entity in the event of a merger or consolidation) may require as a condition to the Change in Control Payment that Executive continue in employment for a period of up to six (6) months after the consummation of the Change in Control (“Period of Continued Employment”). The Corporation or surviving entity shall inform Executive of the condition of continued employment through a written notice furnished by personal delivery, overnight delivery by a recognized carrier or certified mail, return receipt requested, delivered within forty-five (45) days after the consummation of the Change in Control. During the Period of Continued Employment Executive’s pre-existing salary (or greater amount), benefits (or similar benefits which are equivalent in the aggregate) and duties (or comparable duties) shall remain effective and the location of Executive’s employment shall not, without Executive’s consent, be changed from the location immediately prior to the Change in Control. If this Section 4 applies, Executive shall be paid the Change in Control Payment upon completion of the Period of Continued Employment. If Executive fails to remain employed and complete the Period of Continued Employment for any reason other than (a) termination without Cause by the Corporation or such surviving entity, (b) death, (c) disability as determined by a physician acceptable to Executive and the Corporation or such surviving entity or (d) breach of this Agreement by the Corporation or such surviving entity, then Executive shall not be paid the Change in Control Payment.
     5. Miscellaneous.
     (a) Successors. This Agreement shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, in the same manner and to the same extent that the Corporation would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not, by the foregoing provision or by operation of law, be bound by this Agreement, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Corporation under this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. This Agreement may not be assigned by Executive but shall inure to the benefit of Executive, his heirs and personal representatives.
     (b) Employment Status. This Agreement does not constitute a contract of employment or impose upon the Corporation any obligation to retain Executive as an employee, to change the status of Executive’s employment, or to change any employment policies of the Corporation.
     (c) Withholding of Taxes. The Corporation shall withhold from any amounts payable under this Agreement all federal, state, local or other taxes that are legally required to be withheld.
     (d) No Effect on Other Benefits. Benefits payable under this Agreement shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein.
     (e) Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.
     (f) Settlement of Claims. The Corporation’s obligation to make the payment provided for in this Agreement shall not be affected by any set-off, counterclaim, defense, recoupment or other right which the Corporation may have against the Executive.
     (g) Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

     (h) Entire Agreement. This Agreement sets forth the entire understanding of the Corporation and Executive with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto.
     (i) Counterparts. This Agreement may be executed counterpart, which together will constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.
     The Corporation and Executive have executed this Agreement as of the date set forth below.

SAGA COMMUNICATIONS, INC.		EXECUTIVE

By:	/s/ Jonathan Firestone	/s/ Steven J. Goldstein	(Sign)

Its:	Chairman, Compensation Committee	Steven J. Goldstein	(Print)

Effective Date:	December 28, 2007

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